Exhibit 2.1
HIGHLY CONFIDENTIAL
FINAL DRAFT
STOCK PURCHASE AGREEMENT
by and among
LFoundry GmbH, as Purchaser
and
Atmel Rousset S.A.S., as Seller
dated as of March 4, 2010

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

		Page

ARTICLE X	TERMINATION, WAIVER AND AMENDMENT	37
Section 10.1	Termination	37
Section 10.2	Effect of Termination	38
SCHEDULES*
Schedule 1: Property
Schedule 6.11(c): Option to Redeem and Purchase
Schedule 6.13: Articles of Association
EXHIBITS*
Exhibit A: Certain Defined Terms
Exhibit B: Form of Manufacturing Services Agreement
Exhibit C: Form of Process Technology License Agreement
Exhibit D: Form of IP Protection Agreement
Exhibit E: Disclosure Schedule
Exhibit F: Purchaser’s Disclosure Schedule

*	Such attachments to the Stock Purchase Agreement (except for Exhibit A) have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Atmel Corporation hereby undertakes to provide to the Securities and Exchange Commission copies of such documents upon request; provided, however, that Atmel Corporation reserves the right to request confidential treatment for portions of any such documents.

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STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT, dated as of the date of the last signature set forth on the signature page hereof (this “Agreement”), is made by and between LFoundry GmbH, a German Gesellschaft mit beschränkter Haftung incorporated under the laws of Germany (“Purchaser”) and Atmel Rousset S.A.S., a French société par actions simplifiée incorporated under the laws of France (“Seller”). Capitalized terms used in this Agreement and not defined herein are defined in Exhibit A hereto.
     WHEREAS:
     (A) Prior to the Closing, Seller will incorporate a company, which will be a French société par actions simplifiée registered with the registry of commerce and companies of Paris, France, with its registered office located at Paris, France (the “Company”);
     (B) Upon its incorporation, the Company will have a share capital of one thousand euros (€1,000) divided into nine hundred ninety-eight (998) Class A shares with a nominal value of one euro (€1) each (together with all Class A shares that may be issued by the Company between the Incorporation Date and the Closing, the “Class A Shares”) and one (1) Class B share with a nominal value of two euros (€2) (the “Class B Share,” and together with all Class A Shares, the “Shares”). As of the Incorporation Date and the Closing Date, the Shares will represent the entire share capital of the Company;
     (C) As of the Incorporation Date and the Closing Date, Seller will be the sole owner of the Shares. Seller has agreed to sell all of the Class A Shares to Purchaser and Purchaser has agreed to purchase all (but not less than all) the Class A Shares on the terms and subject to the conditions of this Agreement;
     (D) Seller currently operates a semiconductor fabrication business at the Property, which manufactures 200mm silicon wafers containing integrated circuits (such activity, the “Business”);
     (E) Prior to the Closing, (i) Seller shall cause all of the assets, liabilities and properties exclusively used in the Business, but not including the Property and any Intellectual Property, to be transferred and assigned to the Company and (ii) pursuant to Article L. 1224-1 of the French Labor Code, all of the employees associated with the Business shall transfer to the Company by operation of law (the “Dropdown”);
     (F) Prior to the Incorporation Date, the works council of Seller will have been informed and consulted and will have issued a positive opinion (avis) with respect to the transactions contemplated hereby, including, without limitation, the incorporation of the Company, the Dropdown and the sale by Seller, and the purchase by Purchaser, of the Class A Shares; and
     (G) Concurrently with or prior to the closing of the transactions contemplated hereby, Seller or its Affiliates and Purchaser or its Affiliates shall enter into all of the Ancillary Agreements.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE
     Section 1.1 Share Purchase Price. In full consideration for the sale and transfer of the Class A Shares, Purchaser shall pay to Seller an amount in cash equal to one euro (€1), subject to adjustment in accordance with Section 1.3 below (the “Share Purchase Price”).
     Section 1.2 Sale and Transfer of Class A Shares.
          (a) Subject to the terms and conditions hereof, at the Closing, Seller will sell and transfer to Purchaser, and Purchaser will purchase, all rights, title and interest in and to all of the Class A Shares owned by Seller, free and clear of all Encumbrances (except for Permitted Encumbrances and any Encumbrances created by Purchaser).
          (b) In exchange for the Class A Shares so sold and transferred by Seller, at the Closing, Purchaser shall pay to Seller, by wire transfer of immediately available funds or by personal delivery in cash, the Share Purchase Price pursuant to the payment instructions provided by Seller to Purchaser prior to the Closing.
     Section 1.3 Post-Closing Share Purchase Price Adjustment.
          (a) At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a certificate, signed by the finance director of Seller, certifying and setting forth Seller’s calculation of the Net Balance as of the Closing Date (including the components thereof in reasonable detail), prepared in accordance with the financial principles used by Seller in connection with the preparation of the financial statements relating to the Business for the month immediately preceding the Closing applied on a consistent basis and consistent with Seller’s past practice (the “Estimated Closing Date Net Balance”).
               (i) If the Estimated Closing Date Net Balance is greater than zero, then Purchaser shall pay to Seller at the Closing, as an adjustment to the Share Purchase Price, an amount equal to the difference between the Estimated Closing Date Net Balance and zero.
               (ii) If the Estimated Closing Date Net Balance is less than zero, then Seller shall deduct from the Share Purchase Price payable at the Closing, as an adjustment to the Share Purchase Price, an amount equal to the difference between zero and the Estimated Closing Date Net Balance.
               (iii) If the Estimated Closing Date Net Balance is equal to zero, then there shall be no adjustment to the Share Purchase Price at the Closing.
          (b) Within ninety (90) days after the Closing Date, Seller shall prepare and deliver to Purchaser a calculation of the Net Balance as of the opening of business on the Closing Date (including the components thereof in reasonable detail, but without giving effect to the

Closing), prepared in accordance with the financial principles used by Seller in connection with the preparation of the financial statements relating to the Business for the month immediately preceding the Closing applied on a consistent basis and consistent with Seller’s past practice (the “Closing Date Net Balance”). During the preparation of the Closing Date Net Balance, and the period of any dispute contemplated herein, Purchaser shall provide Seller and its employees, accountants, attorneys, agents and representatives with reasonable access to the books and records (including work papers), facilities and employees of the Company as may be necessary in calculating the Closing Date Net Balance or resolving any dispute referred in Section 1.3(d).
          (c) Purchaser may dispute Seller’s calculation of the Closing Date Net Balance, but only on the basis that the amounts reflected thereon were not calculated in accordance with this Section 1.3 or were calculated based on a mathematical or clerical error. If Purchaser in good faith disagrees with Seller’s calculation of the Closing Date Net Balance, Purchaser may, within ten (10) Business Days after receipt thereof, deliver a written notice of disagreement to Seller specifying in reasonable detail those items or amounts comprising the Closing Date Net Balance as to which Purchaser disagrees and the basis of such a disagreement. If no such notice of disagreement is timely delivered, Purchaser shall promptly, and in any event within fifteen (15) Business Days after the receipt of the calculation of the Closing Date Net Balance, pay the amount set forth in Section 1.3(e) to Seller by wire transfer of immediately available funds to an account designated by Seller if the Final Closing Date Net Balance is greater than the Estimated Closing Date Net Balance, or Seller shall promptly, and in any event within fifteen (15) Business Days after the receipt of the calculation of the Closing Date Net Balance, pay the amount set forth in Section 1.3(f) to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser if the Final Closing Date Net Balance is less than the Estimated Closing Date Net Balance.
          (d) If a notice of disagreement shall be timely delivered pursuant to Section 1.3(c), Seller and Purchaser shall, during the ten (10) Business Days following such delivery, use their commercially reasonable efforts to reach a written agreement on the disputed items or amounts. If the parties are unable to reach an agreement in writing, the New York office of a nationally recognized accounting firm not then acting as an outside accountant for either of Seller or Purchaser and as mutually agreed by Seller and Purchaser (the “Accounting Referee”) shall be jointly retained to review promptly this Agreement, the Closing Date Net Balance and the disputed items or amounts. The Parties shall cause the Accounting Referee to promptly review this Agreement and the Closing Date Net Balance, and to consider only those items or amounts as to which the Parties have disagreed. The Parties shall cause the Accounting Referee to deliver as promptly as practicable a report of its adjustments, if any, to the Closing Date Net Balance, and the calculations supporting such adjustments. The Closing Date Net Balance, as adjusted by the Accounting Referee in the report, shall be final and binding on Seller and Purchaser. The non-prevailing party shall pay the fees and expenses of the Accounting Referee; provided, however, that in the event of a compromise between the positions of the Parties, said fees and expenses shall be allocated equally between the Parties. The “Final Closing Date Net Balance” shall mean (i) the Closing Date Net Balance as determined by Seller pursuant to Section 1.3(b) in the event that no notice of disagreement is delivered, (ii) the Closing Date Net Balance as agreed by Seller and Purchaser pursuant to Section 1.3(d) in the event that a notice of disagreement is delivered and the Parties reach a written agreement with respect to the disputed items or amounts, or (iii) the Closing Date Net Balance as determined by the Accounting Referee in the event that the disputed items or amounts are submitted to the Accounting Referee.
          (e) If the Final Closing Date Net Balance is greater than the Estimated Closing Date Net Balance, then Purchaser shall pay to Seller within five (5) Business Days after the final determination of the Final Closing Date Net Balance, as an adjustment to the Share Purchase Price, an amount equal to the difference between the Final Closing Date Net Balance and the Estimated Closing Date Net Balance.
          (f) If the Final Closing Date Net Balance is less than the Estimated Closing Date Net Balance, then Seller shall pay to Purchaser within five (5) Business Days after the final determination of the Final Closing Date Net Balance, as an adjustment to the Share Purchase Price, an amount equal to the difference between the Estimated Closing Date Net Balance and the Final Closing Date Net Balance.
          (g) If the Final Closing Date Net Balance is equal to the Estimated Closing Date Net Balance, then no adjustment shall be made to the Share Purchase Price and the amount paid by Purchaser to Seller at the Closing shall constitute the Share Purchase Price.
ARTICLE II
CLOSING
     Section 2.1 Closing. The closing of the purchase and sale of the Class A Shares (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP located at 65-67, Avenue des Champs Elysées, 75008, Paris, France or at such other location as Purchaser and Seller may agree in writing, at 10:00 a.m. local time on the third Business Day following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VII (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other time or date as Purchaser and Seller agree upon in writing (the date when the Closing occurs being the “Closing Date”).
     Section 2.2 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:
          (a) a certificate of an appropriate officer of Seller, dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Section 7.2, except as otherwise expressly stated in such certificate;
          (b) the Manufacturing Services Agreement, dated as of the Closing Date, duly executed by Seller;
          (c) the Process Technology License Agreement, dated as of the Closing Date, duly executed by Seller and Atmel Corporation;
          (d) the IP Protection Agreement, dated as of the Closing Date, duly executed by Seller and Atmel Corporation

          (e) the Transition Services Agreement, dated as of the Closing Date, duly executed by Seller and Atmel Corporation;
          (f) the FA Lab Services Agreement, dated as of the Closing Date, duly executed by Atmel Corporation;
          (g) duly completed and signed share transfer form (ordres de mouvement) and any other instruments of assignment, in form and substance reasonably acceptable to Purchaser, evidencing the valid transfer to Purchaser of the Class A Shares, free and clear of all Encumbrances (except for Permitted Encumbrances and any Encumbrances created by Purchaser);
          (h) duly completed and signed related tax forms (Cerfa 2759);
          (i) a written resignation of the president (président) of the Company; and
          (j) such further instruments and documents as may be required to be delivered by Seller pursuant to the terms of this Agreement or as may be reasonably requested by Purchaser in connection with the closing of the transactions contemplated hereby or to complete the transfer of the Class A Shares to Purchaser.
     Section 2.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following items:
          (a) a certificate of an appropriate officer of Purchaser, dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Section 7.3, except as otherwise expressly stated in such certificate;
          (b) an insurance certificate or other documents reasonably satisfactory to Seller evidencing that Purchaser has purchased, from reputable insurance companies, the following types of insurance policies applicable to the Company, the Facility and the Property (collectively, the “Insurance Policies”): (i) business liability insurance, (ii) insurance on contents of the Property, including, without limitation, all equipment, work in process, other inventory, installations, improvements, alterations and other items located on the Property or otherwise owned by the Company, (iii) business interruption insurance, (iv) environmental liability insurance, (v) insurance for the Customer Masks as required by the Manufacturing Services Agreement, and (vi) all other insurance necessary and appropriate in connection with the Manufacturing Services Agreement;
          (c) the Manufacturing Services Agreement, dated as of the Closing Date, duly executed by Purchaser and the Company;
          (d) the Process Technology License Agreement, dated as of the Closing Date, duly executed by the Company;
          (e) the IP Protection Agreement, dated as of the Closing Date, duly executed by Purchaser and the Company;

          (f) the Transition Services Agreement, dated as of the Closing Date, duly executed by the Company;
          (g) the FA Lab Services Agreement, dated as of the Closing Date, duly executed by the Company;
          (h) evidence reasonably satisfactory to Seller that the Share Purchase Price has been duly paid accordance with Section 1.2(b); and
          (i) such further instruments and documents as may be required to be delivered by Purchaser pursuant to the terms of this Agreement or as may be reasonably requested by Seller in connection with the closing of the transactions contemplated hereby or to complete the transfer of the Class A Shares to Purchaser.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE COMPANY AND THE BUSINESS
     Subject to (a) the disclosures set forth in the disclosure schedule delivered by Seller to Purchaser concurrently with the execution of this Agreement or as updated in accordance with Section 6.6(a) (which disclosures shall identify the section or subsection to which they apply but shall also qualify such other sections or subsections in this Article III to the extent that it is reasonably apparent (with or without a specific cross-reference) on its face from a reading of the disclosure items that such disclosure is applicable to such other section or subsection) (the “Disclosure Schedule”) and (b) the Due Diligence Information, Seller hereby represents and warrants to Purchaser as follows:
     Section 3.1 Organization and Powers. As of the Incorporation Date and the Closing Date, the Company (a) will be duly organized and validly existing under the Laws of France, (b) will have all requisite power and authority to own its property and assets and to carry on the Business as now conducted and (c) will not be in violation of any of the provisions of its organizational documents, and no changes thereto will be pending except as otherwise provided in this Agreement for the purpose of the transactions contemplated hereby.
     Section 3.2 Capitalization; Subsidiaries.
          (a) As of the Incorporation Date, the share capital of the Company will be one thousand euros (€1,000), divided into nine hundred ninety-eight (998) Class A Shares and one (1) Class B Share, all of which will be owned by Seller. As of the Incorporation Date and the Closing Date, there will no declared or accrued but unpaid dividends with respect to the Shares.
          (b) As of the Incorporation Date and the Closing Date, the Company will have no Subsidiaries.
          (c) As of the Incorporation Date and the Closing Date, all Class A Shares or other securities of the Company will be duly authorized and will be validly issued and fully paid and non-assessable and will be free of any Encumbrances, other than Permitted Encumbrances and any agreement, obligation or commitment to create, grant, give or permit to subsist any Encumbrances whatsoever. Except for this Agreement, as of the Incorporation Date and the Closing Date, there will be no rights, outstanding commitments, subscriptions, options, conversion rights or other Contracts (i) to purchase or otherwise acquire any shares in the capital of the Company (“Company Shares”) or securities or obligations convertible into or exchangeable or exercisable for any Company Shares or (ii) obligating the Company to grant, extend, accelerate the vesting or waive any repurchase rights of, change the price of the Company Shares or otherwise amend or enter into any such rights, commitments, subscriptions, options or Contracts. As of the Incorporation Date and the Closing Date, all issued shares or other securities of the Company will be issued in compliance with all applicable French Laws.
          (d) As of the Incorporation Date and the Closing Date, there will be no Contracts relating to voting, purchase or sale of any shares or other securities of the Company.
          (e) As of the Incorporation Date and the Closing Date, the Company will not have adopted or maintained any plan providing for equity compensation of any Person. Except as required by Law, as of the Incorporation Date and the Closing Date, there will be no profit participation rights with respect to the Company.
     Section 3.3 Constitution of the Company. The draft of the articles of association of the Company (statuts) (the “Articles of Association”) has been provided to Purchaser prior to the date hereof and will be the draft Articles of Association to be filed by Seller in accordance with Section 6.13 hereof. After of the Incorporation Date and the Closing Date, the Company will have, at all times, carried on its business and conducted its affairs in all respects in accordance with the Articles of Association.
     Section 3.4 Corporate Law. After the Incorporation Date and the Closing Date, the Company will have complied in all material respects with the provisions of the French Commercial Code and all returns, particulars, resolutions and other documents required under any applicable French Law to be delivered on behalf of the Company to any Governmental Authority in France will have been duly delivered and will be correct, in each case, in all material respects.
     Section 3.5 Noncontravention.
          (a) Except as set forth on Section 3.5(a) of the Disclosure Schedule and assuming that all Required Consents have been obtained, the execution, delivery and performance of the Ancillary Agreements by the Company and/or its Affiliates and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with, or result in a violation of or default under (with or without notice, lapse of time, or both) the Articles of Association, or (ii) result in the creation or imposition of any Encumbrance upon the assets and properties owned by the Company; in each case, other than any such conflicts, violations, defaults or Encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority will be required to be obtained prior to the Closing by the Company and/or any of its Affiliates in connection with the execution and delivery of the

Ancillary Agreements to which it is or will be a party or the consummation of the transactions contemplated hereby and thereby, except for those identified on Section 3.5(b) of the Disclosure Schedule (the “Required Consents”) and any such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     Section 3.6 Financial Information. Section 3.6 of the Disclosure Schedule contains Seller’s good faith estimate of the assets and liabilities of the Business as of September 30, 2009 (the “Business Balance Sheet”).
     Section 3.7 Absence of Certain Changes. Since the date of the Business Balance Sheet to the date hereof, Seller has conducted the Business in the Ordinary Course and there has not been with respect to the Business:
          (a) any creation or other incurrence of any Encumbrance on any material assets of the Business, other than Permitted Encumbrances or any Encumbrances created by Purchaser;
          (b) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting any material tangible asset of the Business which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; or
          (c) any injunction issued or other applicable Laws prohibiting Seller from conducting the Business in the Ordinary Course.
     Section 3.8 Compliance with Laws; Absence of Litigation.
          (a) Except as set forth on Section 3.8(a) of the Disclosure Schedule, as of the Incorporation Date, the Company will be in compliance with all applicable Laws, except for instances of noncompliance or possible noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          (b) Except as set forth in Section 3.8(b) of the Disclosure Schedule, there is no Action pending or, to the knowledge of Seller, threatened against the Company or its assets or properties, except for any such Actions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
     Section 3.9 Taxes. There are no Encumbrances for Taxes upon any of the material assets of the Business and, as of the Incorporation Date and the Closing Date, there will be no Encumbrances for Taxes upon any of the Company’s material assets, in each case, other than Permitted Encumbrances.
     Section 3.10 Employees.
          (a) Prior to the Closing, as Section 3.10(a) of the Disclosure Schedule, Seller will deliver to Purchaser a true and correct list of all employees that are part of the Business (the “Employees”), showing for each Employee, the employee number, position held, service commencement date with Seller or its predecessor, monthly salary or wages and aggregate annual compensation for Seller’s last fiscal year and as of the date of this Agreement. Section 3.10(a) of the Disclosure Schedule, lists all company-level collective bargaining agreements applicable to the Employees.
          (b) Section 3.10(b) of the Disclosure Schedule lists all of the Benefit Plans of which the Employees are beneficiaries or participants. With respect to each of the Benefit Plans identified on Section 3.10(b) of the Disclosure Schedule, Seller has made available to Purchaser true and correct copies of the written description or summary thereof. Each Benefit Plan listed on Section 3.10(b) of the Disclosure Schedule has been maintained in compliance in all material respects with all applicable Laws.
     Section 3.11 Related Party Transactions. Section 3.11 of the Disclosure Schedule sets forth a true and correct list of all Contracts between Seller and the Company as of the Closing Date.
     Section 3.12 Brokers and Finders. Except for Colliers International Advanced Technology Resource Group, as to which Seller shall have full responsibility and to whom Purchaser shall not have any liability in connection with the transactions contemplated hereby, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based on arrangements made by or on behalf of Seller or the Company.
     Section 3.13 Suppliers. Section 3.13 of the Disclosure Schedule contains a list setting forth the top ten suppliers for the Business, by expenditure amount, during the periods set forth therein (the “Suppliers”). During the twelve (12) month period prior to the date hereof, no material supplier of the Business listed on Section 3.13 of the Disclosure Schedule has cancelled or terminated, or provided written notice of an intention to cancel or terminate, any Contract with Seller, other than any such cancellations or terminations that, individually or in the aggregate, have not had and would not reasonably be expected to a Material Adverse Effect.
     Section 3.14 Property.
          (a) As of the Incorporation Date, the Company will not own any real property.
          (b) At the Closing, the Company will have good and marketable title to, or, in the case of leased properties and assets, marketable leasehold interests in, all of its tangible properties and tangible assets, real, personal and mixed, used or held for use in the Business, free and clear of any Encumbrances, except for (i) Permitted Encumbrances and (ii) such imperfections of title and Encumbrances that do not detract materially from the value or interfere materially with the present use of the property subject thereto or affected thereby. Section 3.14(b) of the Disclosure Schedule contains a true and correct list of each of the real property leases that solely relates to the Business.
          (c) Section 3.14(c) of the Disclosure Schedule contains a Phase 1 Environmental Study with respect to the Property and permits, title deeds, environmental reports and other documents relating to and relevant for the use or condition of the Property.

          (d) The tangible fixed assets used in the Business and necessary to operate the Business as presently conducted as of the date hereof are in good condition and repair in all material respects (subject to normal wear and tear and consistent with the age of such fixed assets).
     Section 3.15 Assets. Each material item of the real and personal property used in the Business is in good operating condition (subject to normal wear and tear and consistent with the age of such tangible assets), suitable for the purposes for which it is currently being used, but is otherwise being transferred on a “where is” and, as to condition, “as is” basis, except for such failures to be in such condition, including, with respect to IT hardware and software assets, any bugs, errors and enhancements, that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     Subject to the disclosures set forth in the Disclosure Schedule and the Due Diligence Information, Seller hereby represents and warrants as of the date hereof on behalf of itself to Purchaser as follows:
     Section 4.1 Organization and Power. Seller (a) is duly organized and validly existing under the Laws of France, (b) as of the Incorporation Date and the Closing Date, will have all requisite power and authority to own the Shares and (c) has the power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party.
     Section 4.2 Authorization; Enforceability. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is or will be a party have been duly authorized by all requisite corporate action on the part of Seller. Upon execution hereof and thereof, this Agreement and each of the Ancillary Agreements to which Seller is or will be a party represent or will represent the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (b) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.
     Section 4.3 Noncontravention.
          (a) Assuming that all Required Consents have been obtained, the execution, and delivery of this Agreement and the Ancillary Agreements by Seller, and the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby or thereby by Seller do not and will not, (i) conflict with, or result in a violation of or default under (with or without notice, lapse of time, or both), the articles of association of Seller (statuts) or (ii) result in the creation or imposition of any Encumbrance upon the Class A Shares owned by Seller; in each case, other than any such conflicts, violations, defaults or Encumbrances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
          (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained by Seller in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which it is or will be a party or the consummation of the transactions contemplated hereby and thereby, except for the Required Consents and any such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
     Section 4.4 Ownership of Shares. As of the Incorporate Date and the Closing Date, Seller will be the registered legal and beneficial owner of the Shares. Except pursuant to this Agreement, as of the Incorporation Date and the Closing Date, the Class A Shares will not be subject to any Encumbrances (other than Permitted Encumbrances and Encumbrances created by Purchaser), and Seller will not have granted any rights to purchase, and will not have any obligation to transfer, assign or otherwise dispose of, the Class A Shares to any other Third Party. Seller will as of the Closing have the right to transfer the full legal and beneficial ownership of the Class A Shares to Purchaser. As of the Incorporation Date, nine hundred ninety-eight (998) Class A Shares and one (1) Class B Share will constitute all of the share capital of the Company owned, beneficially or of record, by Seller.
     Section 4.5 No Other Representations or Warranties. Except for the representations and warranties contained in Article III and this Article IV, none of Seller or any Affiliate thereof, or any other Person makes any representations or warranties, express or implied, to Purchaser, and Seller hereby disclaims any other representations or warranties, whether made by Seller or an Affiliate thereof, or any other Person, with respect to the execution and delivery of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to Purchaser or its directors, officers, employees, attorneys, accountants, other advisors, agents or representatives of any documentation or other information with respect to one or more of the foregoing. Notwithstanding anything to the contrary contained herein, (a) no representation or warranty contained in Article III is intended to, or does, cover or otherwise pertain to any Person other than Seller with respect to the Business or the Company after the Incorporation Date and (b) no representative or warranty contained in this Article IV is intended to, or does, cover or otherwise pertain to any Person other than Seller or the Shares owned by Seller.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Subject to the disclosures set forth in the disclosure schedule delivered by Purchaser to Seller concurrently with the execution of this Agreement or as updated at the Closing (which disclosures shall identify the section or subsection to which they apply but shall also qualify such other sections or subsections in this Article V to the extent that it is reasonably apparent (with or without a specific cross-reference) on its face from a reading of the disclosure items that such disclosure is applicable to such other section or subsection) (the “Purchaser’s Disclosure Schedule”), Purchaser hereby represents and warrants to Seller as follows:
     Section 5.1 Organization and Powers. Purchaser (a) is duly organized and validly existing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, and (c) has the power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party.
     Section 5.2 Authorization; Enforceability. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which it is or will be a party have been duly authorized by all requisite corporate or comparable organizational action on the part of Purchaser. Upon execution hereof or thereof, this Agreement and each of the Ancillary Agreements to which Purchaser is or will be a party represent or will represent the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (b) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.
     Section 5.3 Noncontravention.
          (a) The execution and delivery of this Agreement and the Ancillary Agreements by Purchaser, and the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) conflict with, or result in a violation of or default under (with or without notice, lapse of time, or both), the memorandum or articles of association or incorporation, bylaws, or equivalent constitutional or authorizing documents of Purchaser, or (ii) result in the creation or imposition of any Encumbrance upon the assets and properties owned by Purchaser; in each case, other than any such conflicts, violations, defaults or Encumbrances that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions under this Agreement or any of the Ancillary Agreements and perform all of the obligations, covenants and agreements set forth herein or therein.
          (b) Except as set forth in Section 5.3(b) of the Purchaser’s Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby, except for any such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions under this Agreement or any of the Ancillary Agreements and perform all of the obligations, covenants and agreements set forth herein or therein.

     Section 5.4 Capitalization; Subsidiaries.
          (a) As of the date hereof, the authorized capital of Purchaser consists of twenty-five thousand euros (€25,000). As of the date hereof, 25,000 shares of Purchaser’s common stock are issued and outstanding (“Purchaser Capital Stock”). All issued and outstanding shares of Purchaser Capital Stock and other securities of Purchaser have been duly authorized, are validly issued and fully paid and non-assessable and are free of any Encumbrances and any agreement, obligation or commitment to create, grant, give or permit to subsist any Encumbrances whatsoever.
          (b) Except for outstanding stock options to acquire Purchaser’s common stock granted pursuant to Purchaser’s stock option plans, there are no options, warrants, calls, rights, commitments, subscriptions, conversion rights or other Contracts to which Purchaser or any of its Subsidiaries is a party, or by which it or any of its Subsidiaries is bound, obligating Purchaser or any of its Subsidiaries to issue, grant, deliver, sell, purchase or redeem, or cause to be issued, granted, delivered, sold, purchased or redeemed, any shares of any Purchaser Capital Stock or securities or obligations convertible into or exchangeable or exercisable for any Purchaser Capital Stock. There are no Contracts relating to voting, purchase or sale of any Purchaser Capital Stock (i) between or among Purchaser and any of its security holders, other than written Contracts granting Purchaser the right to purchase unvested shares upon the termination of employment or service and (ii) to Purchaser’s knowledge, between or among any of Purchaser’s security holders. All issued shares of Purchaser Capital Stock or other securities of Purchaser were issued in compliance with all applicable Laws.
          (c) Purchaser has no Subsidiaries.
     Section 5.5 Constitution of Purchaser. The copy of the articles of association (Satzung) of Purchaser provided to Seller are true and correct. Purchaser has, at all times, carried on its business and conducted its affairs in all respects in accordance with its articles of association (Satzung).
     Section 5.6 Corporate Law. Purchaser complies in all material respects with the provisions of the Laws of the jurisdiction of its formation and all returns, particulars, resolutions and other documents required under any applicable Law to be delivered on behalf of Purchaser to any Governmental Authority in Germany have been duly delivered and were correct, in each case, in all material respects.
     Section 5.7 Investment Intent; Restricted Securities. Purchaser is acquiring the Class A Shares solely for Purchaser’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Class A Shares or dividing its participation therein with others. Purchaser has sufficient knowledge and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of the prospective investment in the Company and the purchase of the Class A Shares and making an informed investment decision with respect to such purchase. Purchaser is an “accredited investor” within the meaning of Rule 501 promulgated under the U.S. Securities Act of 1933 (together with the regulations promulgated thereunder, the “1933 Act”). Purchaser has had such opportunity as it has deemed adequate to obtain from Seller or its brokers, representatives or agents such information about the Business, the Property and the Company as is necessary to permit Purchaser to evaluate the merits and risks of investment in the Company and the purchase of the Class A Shares. Purchaser understands and acknowledges that (a) the Class A Shares will not be registered or qualified under the 1933 Act, or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) the Class A Shares will constitute “restricted securities” as defined in Rule 144 under the 1933 Act; (c) the Class A Shares will not be traded or tradable on any securities exchange or over-the-counter; and (d) the Class A Shares may not be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such Class A Shares and qualification in accordance with any applicable state securities Laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Purchaser will refrain from transferring or otherwise disposing of the Class A Shares acquired hereunder or any interest therein in any manner that may cause Seller or any of its Affiliates to be in violation of the 1933 Act or any other applicable securities Laws.
     Section 5.8 Compliance with Laws; Absence of Litigation.
          (a) Purchaser is in compliance with all applicable Laws, except for instances of noncompliance or possible noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions under this Agreement or any of the Ancillary Agreements and perform all of the obligations, covenants and agreements set forth herein or therein.
          (b) There is no Action pending or, to the knowledge of Purchaser, threatened against Purchaser or its assets or properties, except for any such Actions that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions under this Agreement or any of the Ancillary Agreements and perform all of the obligations, covenants and agreements set forth herein or therein.
     Section 5.9 Brokers and Finders. No broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from Seller, the Company or any of their respective Affiliates in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Purchaser or any Affiliate of Purchaser.
     Section 5.10 Sufficiency of Funds. Purchaser (a) has sufficient funds available to pay the Share Purchase Price and any and all costs and expenses (including legal and other advisory fees and expenses) incurred by Purchaser in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; (b) has the resources and capabilities (financial or otherwise) to perform and satisfy its obligations hereunder and under each of the Ancillary Agreements and to operate the Company, the Facility, the Property and the Business for a period of at least twenty four (24) months after the Closing; and (c) has not incurred any commitment, restriction or Liability of any kind, absolute or contingent, present or future, which would impair or adversely affect such resources and capabilities.

     Section 5.11 Solvency.
          (a) Purchaser is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. As used in this section, “insolvent” means that the sum of the debts and other Liabilities of Purchaser exceeds the present fair saleable value of Purchaser’s assets.
          (b) Upon the consummation of the transactions contemplated this Agreement or any of the Ancillary Agreements: (i) Purchaser will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Purchaser will not have unreasonably small capital with which to conduct its present or proposed business (including the operation of the Business); (iii) Purchaser will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened Action, final judgments against Purchaser in Actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Purchaser will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such Actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Purchaser. The cash available to Purchaser, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such judgments and obligations promptly in accordance with their terms.
     Section 5.12 Independent Assessment.
          (a) With respect to the Purchaser’s investigation of the Business, the Facility, the Property and the Company and the execution of this Agreement and the Ancillary Agreements, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made available or provided by Seller, the Company, any Affiliate thereof, or any director, officer, employee, consultant, shareholder, advisor or other agent or representative of Seller, the Company or any Affiliate of Seller or by any other Person representing or purporting to represent Seller, the Company or any Affiliate of Seller that are not expressly set forth in this Agreement or in the Ancillary Agreements, whether or not any such representations, warranties or statements were made in writing or orally, and none of Seller, the Company, any Affiliate of Seller, or any director, officer, employee, consultant, shareholder, advisor or other agent or representative of Seller, the Company or any Affiliate of Seller, or other Person shall have or be subject to any Liability or indemnification or other obligation to Purchaser or any other Person resulting from the distribution to or access by Purchaser, or Purchaser’s use of, any information, documents or materials, including those made available in any “data rooms” (including any Virtual Data Room), management presentations, offering memoranda, term sheets, letters of intent, pro forma and other financial statements or projections, responses to questions submitted by Purchaser or its advisors or representatives, on-site visits, or in any other form in expectation of or to consummate the transactions contemplated hereby or in any of the Ancillary Agreements (collectively, the “Materials”).
          (b) Purchaser acknowledges that it has made its own independent assessment of the present condition and the future prospects of the Business, the Facility, the Property and the Company and is sufficiently experienced to make an informed judgment with respect thereto. Purchaser acknowledges that it and all of its directors, officers, employees, agents, advisors, consultants and representatives have been provided adequate access to the personnel, assets, properties, premises, information and records of the Company, the Facility, the Property and the Business to enable Purchaser to make its own assessment of the Company, the Facility, the Property and the Business. Purchaser further acknowledges that, except as explicitly set forth in this Agreement, neither Seller, the Company nor any Affiliate of Seller has made any representation or warranty, express or implied, as to the future prospects of the Business, the Facility, the Property, the Company or its or their profitability for Purchaser, or with respect to any forecasts, projections, estimates, supply assumptions, budgets or costs (including costs of goods manufactured and operating costs), or business plans prepared by or on behalf of Seller or the Company and delivered to or made available to Purchaser in connection with the Company, the Facility, the Property and the Business and the negotiation and the execution of this Agreement and the Ancillary Agreements.
ARTICLE VI
CERTAIN COVENANTS
     Section 6.1 Access and Information. Seller shall, and shall cause, prior to the Closing, the Company, to give to Purchaser and its officers, employees, accountants, counsel, advisors and other representatives reasonable access during Seller’s or the Company’s, as applicable, normal business hours throughout the period after the date hereof and prior to the Closing to all of Seller’s or the Company’s books, records, Contracts, reports of examination and other documents exclusively related to the Business, except, in each case, for personnel, employee benefits and medical records and other records that may be subject to attorney-client privilege or required by Law or Contract not to be disclosed. Seller shall cooperate with Purchaser in making such investigation and shall cause its counsel, accountants, advisors, employees and other representatives to be reasonably available to Purchaser for such purposes.
     Section 6.2 Commercially Reasonably Efforts. Without limiting either Party’s other obligations hereunder, upon the terms and subject to the conditions set forth in this Agreement, between the date of this Agreement and the Closing each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Ancillary Agreements, including using commercially reasonable efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (b) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (c) the obtaining of all necessary consents, approvals or waivers from Third Parties, including consortium partners and licensors, (d) satisfying all necessary information and consultation requirements with relevant works councils or employee representatives pursuant to applicable French Law; and (e) the defending of any Action challenging this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court, tribunal or other Governmental Authority vacated or reversed.
     Section 6.3 Contacts with Third Parties. From the date hereof until the Closing, without the prior written consent of Seller, Purchaser shall not contact any suppliers, vendors, partners (including consortium partners or joint development partners), licensors or other service providers to, or customers of, Seller, its Affiliates or the Company in connection with or pertaining to the Business or any subject matter of this Agreement or the Ancillary Agreements. In contemplation of the Closing, Seller and Purchaser agree to cooperate in contacting, including for the purpose of obtaining any necessary consents, approval or waivers from, any suppliers, vendors, partners (including consortium partners or joint development partners), licensors or other service providers to, or customers of, the Company in connection with or pertaining to any subject matter of this Agreement or the Ancillary Agreements, as and to the extent requested by Purchaser or Seller.
     Section 6.4 Preservation of Books and Records. For a period of six (6) years from the Closing Date or such longer time as may be required by Law:
          (a) Purchaser shall not, and shall cause its Affiliates not to, dispose of or destroy any of the books and records of the Company or Business relating to periods prior to the Closing without first offering to turn over possession thereof to Seller by written notice to Seller at least sixty (60) days prior to the proposed date of such disposition or destruction.
          (b) Purchaser shall, and shall cause its Affiliates to, allow Seller and its agents access to all such books and records on reasonable notice and at reasonable times at the Company or at any location where any such books and records are stored, and Seller shall have the right, at its own expense, to make copies of any such books and records; provided, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of the Company’s business.
          (c) Purchaser shall, and shall cause its Affiliates to, make available to Seller upon reasonable notice to Seller and at reasonable times and upon written request (i) Purchaser’s or the Company’s personnel to assist Seller in locating and obtaining any such books and records, and (ii) any of Purchaser’s or the Company’s personnel whose assistance or participation is reasonably required by Seller or any of its Affiliates in anticipation of, or preparation for, existing or future Action or other matters in which Seller or any of its Affiliates are involved. Seller shall reimburse Purchaser for Purchaser’s or the Company’s reasonable out-of-pocket expenses incurred in performing the covenants contained in this Section 6.4(c).
     Section 6.5 Seller’s Name, Assets and Information.
          (a) From and after the Closing, Purchaser and the Company shall (i) remove “Atmel” or any derivative, extension, abbreviation, variation or indicia thereof or other similar mark and any other Trademark previously or currently used by Seller or any of its Affiliates, including, prior to the Closing, the Company (collectively, the “Marks”), from all buildings, signs, other properties and vehicles of the Company, (ii) cease using the Marks in electronic databases, web sites, product instructions or specifications, technical documentation, datasheets, brochures and other marketing materials, packaging and other materials, printed or otherwise (all such materials, together with buildings, signs, other properties and vehicles, the “Marked Assets”) and (iii) remove “Atmel” from the Company’s corporate name or registration in accordance with applicable Law. In addition, effective as of the Closing or as soon as practicable thereafter, Purchaser shall amend the constitutional and/or organizational documents of the Company to remove all references therein to the name and address of Seller or any of its Affiliates.
          (b) From and after the Closing, Purchaser and the Company shall not, and shall cause all of their respective Affiliates not to, directly or indirectly, use any Marks in any invoices, letterhead, advertising and promotional materials, office forms and business cards.
          (c) From and after the Closing, Purchaser and the Company shall remove the Marks from all properties and assets of the Company (including all Marked Assets).
          (d) Purchaser and the Company acknowledge and agree that Seller or its Affiliates are the owners of the Marks and all goodwill attached thereto. Neither this Agreement nor any of the Ancillary Agreements gives Purchaser or, following the Closing, the Company the right to use the Marks except in accordance with this Agreement or the Ancillary Agreements. Purchaser and the Company agree not to attempt to register the Marks nor to register anywhere in the world a Trademark that is the same as or similar to the Marks.
          (e) From and after the Closing, Purchaser shall not, and shall cause all of its Affiliates (including, following the Closing, the Company) not to, directly or indirectly, advertise or hold itself out as Seller or an Affiliate of Seller.
     Section 6.6 Disclosure Schedule Update.
          (a) On or before the Closing Date, Seller shall deliver to Purchaser an updated Disclosure Schedule, if necessary, in each case, to reflect matters or circumstances which occur after the date hereof. In the event Seller elects to deliver such updated Disclosure Schedule, such updated Disclosure Schedule shall be deemed to be the “Disclosure Schedule” for all purposes under this Agreement.
          (b) On or before the Closing Date, Purchaser shall deliver to Seller an updated Purchaser’s Disclosure Schedule, if necessary, in each case, to reflect matters or circumstances which occur after the date hereof. In the event Purchaser elects to deliver such updated Purchaser’s Disclosure Schedule, such updated Purchaser’s Disclosure Schedule shall be deemed to be the “Purchaser’s Disclosure Schedule” for all purposes under this Agreement.
          (c) No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed by Seller solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by Seller to any Person or Third Party of any matter whatsoever, including any violation of Law or breach of any Contract. The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of Seller contained in Article III and Article IV. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.
          (d) No reference to or disclosure of any item or other matter in the Purchaser’s Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Purchaser’s Disclosure Schedule. The information set forth in the Purchaser’s Disclosure Schedule is disclosed by Purchaser solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by Purchaser to any Person or Third Party of any matter whatsoever, including any violation of Law or breach of any Contract. The Purchaser’s Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of Purchaser contained in Article V. Nothing in the Purchaser’s Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement. Matters reflected in the Purchaser’s Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Purchaser’s Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.
     Section 6.7 Further Post-Closing Agreements.
          (a) From the Closing until the second anniversary thereof, Purchaser shall ensure, and shall take all steps reasonably necessary to ensure, that the Company has sufficient working capital at all times during such period such that the Company will be able to comply in all respects with all obligations of the Business, the Facility and the Company.
          (b) Purchaser will maintain the Insurance Policies at the same coverage levels as of the Closing Date for at least two (2) years following the Closing.
          (c) From and after the Closing, Purchaser shall promptly provide any products and/or services requested by Seller or its Affiliates which may be necessary in connection with Seller or such Affiliates’ performance of their respective obligations under Contracts with any Person, including without limitation current or former customers of Seller or any such Affiliate of Seller.
          (d) As long as Seller owns the Class B Share, Purchaser shall not, and shall cause the Company not to, amend, restate, modify or otherwise revise the Articles of Association, including, without limitation, Schedule 1 thereto.
     Section 6.8 Employees. Following the Closing, Purchaser or the Company will not terminate (including any constructive termination or any change to employment agreements or other terms and conditions of employment, but excluding terminations for misconduct or under any social plan for which the Company’s works council has issued an opinion as required by French Law) any of the Employees for twelve (12) months following the Closing Date. Purchaser agrees and acknowledges that all rights, powers, duties and Liabilities of Seller or the Company to the Employees in respect of the terms of employment in force immediately prior the Closing will be assumed by Purchaser and/or the Company in accordance with applicable Law and the terms of this Agreement, and Purchaser hereby agrees to accept, and will cause the Company to accept, all such rights, powers, duties and Liabilities. Upon the Closing and until at least January 10, 2013 (inclusive), Purchaser will honor and comply with, and shall cause the Company to honor and comply with, in accordance with their terms, and shall not terminate or attempt to terminate, the GPEC Agreement (Accord sur la Gestion Previsionnelle des Emplois et des Competences) and all amendments thereto (including Avenant No. 1 au Protocole d’Accord GPEC and Avenant No. 2 au Protocole d’Accord GPEC) (collectively, the “GPEC Agreements”). Similarly, except as permitted by applicable Law, Purchaser will honor and comply with, and shall cause the Company to honor and comply with, in accordance with their terms, and shall not terminate or attempt to terminate all individual employment, severance, retention, compensation and other related agreements, including, without limitation, all agreements, commitments and obligations under pension plans, collective bargaining agreements (other than the GPEC Agreements) and employee benefit plans applicable to the Employees. Purchaser will take, and will cause the Company and any of Purchaser’s Affiliates to take, all steps necessary to be in a position (including having adequate financial resources) for the Company to employ the Employees as of the Closing Date in compliance with all applicable Laws and contractual requirements. The Parties acknowledge and agree that all provisions contained in this Section 6.8 with respect to the Employees will not create any right in any other Person, including, without limitation, any employees or former employees of the Company, its Affiliates or any beneficiary thereof. Without limiting Purchaser’s other obligations hereunder, prior to the date hereof, the Parties and their respective Affiliates have complied in all material respects with all obligations under applicable Laws to inform and/or consult with the relevant works councils, if any, and will continue to provide such information to the other Party as is required by that Party to comply with its information and consultation obligations.
     Section 6.9 Tax Matters.
          (a) Except as otherwise provided in Section 9.11, Seller shall be responsible for the preparation and filing of all Returns of the Company (including Returns required to be filed after the Closing Date) to the extent such Returns include or relate to any Pre-Closing Tax Period that is not part of a Straddle Period (“Seller’s Returns”). Seller’s Returns shall be true and correct and prepared in accordance with applicable Law in all material respects. Seller will be responsible for and make all payments of Taxes shown to be due on Seller’s Returns or Purchaser’s Returns, except as otherwise provided in Section 9.11, to the extent such Taxes relate to the conduct of the Business and arise during any Pre-Closing Tax Period (“Pre-Closing Tax Liabilities”).
          (b) Purchaser shall be responsible for the preparation and filing of all Returns of the Company that are not Seller’s Returns (“Purchaser’s Returns”). Purchaser’s Returns shall be true and correct and prepared in accordance with applicable Law in all material respects. Purchaser will be responsible for and make all payments of Taxes shown to be due on Purchaser’s Returns. Purchaser shall provide to Seller forty-five (45) days before the due date a copy of any Purchaser Return that shows Pre-Closing Tax Liabilities to be due and shall incorporate in such Purchaser Returns any comments provided to Purchaser at least ten (10) days before such due date. Seller will promptly reimburse Purchaser for any Pre-Closing Tax Liabilities shown to be due on a Seller Return upon receipt of a copy of the filed Seller Return.
          (c) In the case of any Straddle Period, the amount of Pre-Closing Tax Liabilities based on or measured by income or receipts shall be based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any Pre-Closing Tax Liabilities not based on or measured by income or receipts shall be deemed to be the amount of such Tax for the entire period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
          (d) Notwithstanding the foregoing, any Tax or any fraction of Tax assessed by reference to the added value produced (e.g., the French taxe professionnelle, the cotisation complémentaire set forth in the current drafting of the French financial law for 2010, or any equivalent tax) and relating to the calendar year during which the Closing shall occur shall be apportioned between (i) Seller, and (ii) Purchaser or the Company as follows: the share of this Tax to be borne by Purchaser or the Company and to be paid to Seller (the “Purchaser Contribution”) shall be determined as follows:
Purchaser Contribution = VA x (J / 366) x Y
where
VA	is equal to the value added produced by the Company in the calendar year 2010 relating exclusively to the Business as from the Closing Date until December 31, 2010

J	is the number of calendar days between January 1, 2010 until and including, the Closing Date.

Y	is the tax rate applicable to determine the amount of this Tax to be paid by Seller in 2010.
     The Purchaser Contribution shall be paid by the Company to Seller within fifteen (15) calendar days from the determination by the Company of the amount of VA (as defined above), which shall not occur later than April 30, 2011.
          (e) To the extent relevant to the Company, each Party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any Liability for Taxes, and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Seller shall retain all documents, including prior years’ Returns, supporting work schedules and other records or information with respect to all sales, use and employment Returns and, absent the receipt by Seller of the relevant sales tax certificates, shall not destroy or otherwise dispose of any such records for six (6) years after Closing without the prior written consent of Purchaser.

     Section 6.10 Merger. Purchaser hereby agrees that it shall not, in any manner whatsoever, merge the Company or cause it to be merged with another entity (including in a dissolution without liquidation under Article 1844-5 of the French Civil Code) within three (3) calendar years from the Closing Date.
     Section 6.11 Other Transaction Matters.
          (a) Prior to the Closing, unless otherwise mutually agreed by the Parties, Seller agrees to enter into, and shall cause the Company to enter into, a lease agreement pursuant to which Seller shall lease the Property to the Company (the “Lease Agreement”) on terms that are commercially reasonable and are in compliance with applicable Laws, including French Laws governing commercial lease transactions.
          (b) Prior to the Closing and upon receipt of any and all necessary consents, approvals or authorizations from all applicable Governmental Authority, unless otherwise mutually agreed by the Parties, Seller agrees to enter into, and shall cause the Company to enter into, an IT applications license agreement pursuant to which Seller shall grant a license to the Company with respect to certain IT applications (the “IT Apps License Agreement”) on terms that are commercially reasonable.
          (c) Prior to the Closing, unless otherwise mutually agreed by the Parties, Seller agrees to enter into, and shall cause the Company to enter into, an option agreement (the “Option”) pursuant to which Seller shall grant an option to the Company to purchase the Class B Share substantially in a form attached hereto as Schedule 6.11(c).
          (d) Prior to the Closing, each of the Parties agrees to negotiate in good faith the terms and conditions of the FA Lab Services Agreement and the Transition Service Agreement.
     Section 6.12 Conduct of the Parties. Except (i) to the extent compelled or required by applicable Law, (ii) as otherwise contemplated by this Agreement or (iii) as consented to in writing by the other Party (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof until the Closing Date:
          (a) Seller shall, and shall cause the Company (after the Incorporation Date) to, operate the Business in the Ordinary Course.
          (b) Seller shall not, and shall cause the Company (after the Incorporation Date) not to:
               (i) create or incur any Encumbrance on any material assets of the Business or the Company other than Permitted Encumbrances or any other Encumbrances created by Purchaser;
               (ii) damage, destroy, or create any other casualty loss (whether or not covered by insurance) affecting, any material tangible asset of the Business or the Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or

               (iii) increase the rate or amount of bonus payable to the President of the Company, except (A) in the Ordinary Course or (B) to the extent required by any Employee Obligation, Benefit Plan or applicable Law
          (c) Purchaser shall not, and shall cause its Affiliates not to, incur or commit or agree to incur any Indebtedness or any other Liability, or modify the terms of any Indebtedness or other Liability existing as of the date hereof, in each case, that would have an adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements and to perform and satisfy all of its obligations, covenants and agreements set forth herein or therein, including, without limitation, an adverse effect on Purchaser’s ability to make the representations and warranties set forth in Sections 5.10 and 5.11 as of the Closing Date.
     Section 6.13 Incorporation of the Company. Prior to the Closing, Seller shall file the Articles of Association, substantially in a form attached hereto as Schedule 6.13, with the registry of commerce and companies of Paris, France and such filed Articles of Association shall have been declared effective by the registry of commerce and companies of Paris, France (the date on which the Articles of Association is declared effective shall be the “Incorporation Date”). Promptly following the Incorporation Date, Seller shall provide Purchaser with a copy of the filed Articles of Association.
ARTICLE VII
CONDITIONS TO CLOSING
     Section 7.1 General Conditions. The respective obligations of each of the Parties to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:
          (a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, non-appealable judgment, decree, injunction or other Order which is in effect on the Closing Date and which prohibits, restricts or delays consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
          (b) The Dropdown shall have been completed to the reasonable satisfaction of each Party.
          (c) All Required Consents shall have been obtained.
          (d) The works council of Seller shall have issued a positive opinion (avis) with respect to the transactions contemplated hereby, including, without limitation, the incorporation of the Company, the Dropdown and the sale by Seller, and the purchase by Purchaser, of the Class A Shares.
          (e) Purchaser and Seller shall each have received a Phase 2 Environmental Study with respect to the Property.

     Section 7.2 Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Purchaser:
          (a) Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (without regard to any qualifications therein as to materiality, or Material Adverse Effect) both when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date; provided, however, that this condition shall be deemed satisfied unless the failure of any such representations and warranties to be true and correct, individually or in the aggregate, at and as of the dates set forth above, would reasonably be expected to have a Material Adverse Effect on the Business as of the Closing Date.
          (b) Performance by Seller. Seller shall have delivered or caused to be delivered all of the documents required under Section 2.2 and shall have otherwise performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.
          (c) Lease Agreement. Unless otherwise mutually agreed by the Parties pursuant to Section 6.11, Seller shall have executed, and shall have caused the Company to execute, the Lease Agreement and such Lease Agreement shall be in full force and effect.
     Section 7.3 Conditions Precedent to Seller’s Obligations. The obligations of Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Seller:
          (a) Representations and Warranties of Purchaser. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects (without regard to any qualifications therein as to materiality, or material adverse effect) both when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date; provided, however, that this condition shall be deemed satisfied unless the failure of any such representations and warranties to be true and correct, individually or in the aggregate, at and as of the dates set forth above would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and the Ancillary Agreements.
          (b) Performance by Purchaser. Purchaser shall have delivered or cause to be delivered all of the documents required under Section 2.3 and shall have otherwise performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.
     Section 7.4 Contemporaneous Effectiveness. All acts and deliveries prescribed by this Article VII, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.
ARTICLE VIII
STATUS OF AGREEMENT
     The rights and obligations of each of the Parties under this Agreement shall be subject to the following terms and conditions:
     Section 8.1 Survival of Representations and Warranties. The representations and warranties of each of the Parties set forth in this Agreement shall survive the Closing and shall terminate at the close of business on the date that is six (6) months after the Closing Date (the “Survival Period”); provided, however, that if a Notice of Claim is delivered to the Indemnifying Party pursuant to Section 8.3(b) with respect to a Claim made under Section 8.2(a)(i) or Section 8.2(b)(i) prior to the expiration of the Survival Period, then the Claim shall survive until such Claim is resolved (the date of such expiration of the Survival Period or resolution of any such Claim being the “Expiration Date”). Neither Party shall have any Liability whatsoever with respect to any Claim or Action with respect to any such representations or warranties after the Expiration Date.
     Section 8.2 General Agreement to Indemnify.
          (a) Subject to the limitations and procedures set forth in this Article VIII, from and after the Closing Date, Seller shall indemnify and hold harmless Purchaser and its Affiliates, and any director, officer or employee of Purchaser or its Affiliates (each, a “Purchaser Indemnified Party”) from and against any and all Actions, suits, proceedings, liabilities, obligations, losses, damages, disbursements, amounts paid in settlement, penalties, fines, interest, costs and expenses (including reasonable attorney’s fees, court costs and other out-of-pocket expenses incurred in investigating, preparing, settling or defending the foregoing) (collectively, “Losses”) incurred or suffered by any Purchaser Indemnified Party to the extent arising out of or resulting from: (i) any breach by Seller of any representation or warranty of Seller set forth in this Agreement; (ii) any breach by Seller of any covenant or agreement of Seller set forth in this Agreement; or (iii) any of the matters set forth in Section 3.8(b) of the Disclosure Schedule to the extent that any Action is brought against Purchaser or the Company with respect to such Specified Litigation Matter and such Losses are actually incurred and payable by such Purchaser Indemnified Party pursuant to a final and non-appealable judgment or court order, or binding written settlement agreement (“Specified Litigation Matters”).
          (b) Subject to the limitations and procedures set forth in this Article VIII, from and after the Closing Date, Purchaser shall indemnify and hold harmless Seller and its Affiliates, and any director, officer or employee of Seller or its Affiliates (each, a “Seller

Indemnified Party”) from and against any and all Losses incurred or suffered by any Seller Indemnified Party to the extent arising out of or resulting from: (i) any breach by Purchaser of any representation or warranty of Purchaser set forth in this Agreement; (ii) any breach by Purchaser of any covenant or agreement of Purchaser set forth in this Agreement; (iii) any violation of, or noncompliance with, any Environmental Law or any Liability arising in connection with or otherwise relating to the Environmental Condition, operation of the Company or the Business, or use of or activities conducted on the Property on or after the Closing; or (iv) any termination or attempted termination by Purchaser or the Company of the GPEC Agreements before January 10, 2013.
          (c) For purposes of this Article VIII, the term “Indemnified Party” means the party entitled to be indemnified pursuant to Section 8.2(a) or Section 8.2(b), as the case may be, with respect to a Claim and the term “Indemnifying Party” means the party that would be obligated to indemnify the Indemnified Party pursuant to Section 8.2(a) or Section 8.2(b), as the case may be, with respect to the applicable Claim.
          (d) Amounts payable in respect of the any of the Parties’ indemnification obligations hereunder shall be treated as an adjustment to the Share Purchase Price.
          (e) The Purchaser Indemnified Parties shall not be entitled to indemnification under Section 8.2(a)(i) unless and until Losses in accordance with Section 8.2(a)(i) have been incurred, paid or properly accrued in an aggregate amount greater than one hundred thousand euros (€100,000) (the “Deductible”). Once the aggregate amount of Losses under Section 8.2(a)(i) exceeds the Deductible, then in such event the Purchaser Indemnified Parties shall be entitled to recover the portion of such Losses in excess of the Deductible, subject to the limitations and procedures set forth in this Article VIII. In each instance where a Loss arising under Section 8.2(a)(i) is less than fifteen thousand euros (€15,000) (the “De Minimus Amount”), such Loss shall not be considered in determining whether the Purchaser Indemnified Parties have sustained Losses in excess of the Deductible and Seller shall not be liable for such Loss. The aggregate amount of Losses for which the Purchaser Indemnified Parties shall be entitled to recover from Seller pursuant to Section 8.2(a) shall not exceed five hundred thousand euros (€500,000) (the “Cap”); except that the Cap shall not apply to any Losses suffered by Purchaser as a result of Specified Litigation Matters. Notwithstanding the above provisions of this Section 8.2(e), the limitations provided in this Section 8.2(e) shall not apply to any Claim for fraud.
          (f) The Seller Indemnified Parties shall not be entitled to indemnification under Section 8.2(b)(i) unless and until Losses in accordance with Section 8.2(b)(i) have been incurred, paid or properly accrued in an aggregate amount greater than the Deductible. Once the aggregate amount of Losses under Section 8.2(b)(i) exceeds the Deductible, then in such event the Seller Indemnified Parties shall be entitled to recover the portion of such Losses in excess of the Deductible, subject to the limitations and procedures set forth in this Article VIII. In each instance where a Loss arising under Section 8.2(b)(i) is less than the De Minimus Amount, such Loss shall not be considered in determining whether the Seller Indemnified Parties have sustained Losses in excess of the Deductible and Purchaser shall not be liable for such Loss. The aggregate amount of Losses for which the Seller Indemnified Parties shall be entitled to recover from Purchaser pursuant to Section 8.2(b)(i) shall not exceed the Cap; except that the Cap shall not apply to any Losses suffered by any of the Seller Indemnified Parties as a result of Purchaser’s breach of Sections 5.10 and 5.11. Notwithstanding the above provisions of this Section 8.2(f), the limitations provided in this Section 8.2(f) shall not apply to any claim for fraud.
          (g) The indemnification provided in this Article VIII shall be the sole and exclusive remedy available to the Indemnified Parties after the Closing Date for any and all Losses to the extent arising out of or resulting from any breach of any of the representations, warranties, covenants or agreements contained herein; provided, however, this exclusive remedy for Losses does not preclude a Party from (i) bringing an Action for specific performance or other equitable remedy for a breach of a covenant or agreement under this Agreement, or (ii) pursuing remedies under applicable Law for fraud.
          (h) Losses for which any of the Indemnified Parties are entitled to recovery pursuant to Section 8.2(a)(i) or Section 8.2(b)(i) shall be reduced by the amount of any insurance proceeds actually recovered by the Indemnified Parties with respect to such Losses or other right of indemnification, payment or reimbursement. Purchaser (if the Indemnified Party is a Purchaser Indemnified Party) shall or shall cause the Purchaser Indemnified Parties, or Seller (if the Indemnified Party is a Seller Indemnified Party) shall or shall cause the Seller Indemnified Parties, to use commercially reasonable efforts to effect such recoveries from insurance policies then in effect, if any. To the extent that any amounts are recovered from insurance proceeds by an Indemnified Party following the payment by an Indemnifying Party of any Losses that would have reduced the amount of Losses pursuant to the immediately preceding sentence, such recovered amounts shall be promptly delivered to the Indemnifying Party. For the avoidance of doubt, to the extent an insurer denies coverage of a Loss upon the Indemnified Parties’ exercise of commercially reasonable efforts to pursue recovery of such Loss, such Loss shall not be reduced according to this Section 8.2(h).
          (i) No Party shall have any Liability in respect of any Claim made under Section 8.2(a)(i) or Section 8.2(b)(i) related to any matter (i) disclosed by such Party, whether through this Agreement, the Ancillary Agreements, the Disclosure Schedule, the Due Diligence Information, or otherwise, (ii) actually known by the Notifying Party prior to the Closing Date, or (iii) which would not have occurred but for any act, omission or transaction on or after the Closing Date by or with the consent of the Notifying Party.
          (j) The rights to indemnification under this Section 8.2 shall not be subject to set-off for any Claim by the Indemnifying Party against any Indemnified Party, whether or not arising from the same event giving rise to such Indemnified Party’s Claim for indemnification.
          (k) No Party shall have any Liability in respect of any Claim which is based upon a Liability which is contingent unless and until such contingent Liability becomes an actual Liability and becomes due and payable.
     Section 8.3 General Procedures for Indemnification.
          (a) Seller or Purchaser, as the case may be (for purposes of this Section 8.3, the “Notifying Party”), when seeking indemnification under this Agreement on behalf of itself or another Indemnified Party shall promptly notify in writing the Indemnifying Party of the assertion of any Claim, the incurrence of any Losses, or the commencement of any Action in respect of which indemnity may be sought hereunder and shall give the Indemnifying Party a reasonable description thereof, including whether the Claim relates to a commencement of any Action by a Third Party in respect of which indemnity may be sought hereunder (any such Action, a “Third Party Claim”). As used in this Agreement, the term “Claim” means a claim for indemnification for Losses under this Article VIII.
          (b) The written notice (a “Notice of Claim”) delivered by the Notifying Party to the Indemnifying Party pursuant to Section 8.3(a), whether for its own Losses or for Losses incurred or alleged by another Indemnified Party, shall be executed by an authorized officer or director of the Notifying Party. Each such Notice of Claim shall contain the following information: (i) that the Notifying Party or another Indemnified Party has directly or indirectly incurred, paid or properly accrued or, in good faith, believes it shall have to directly or indirectly incur, pay or accrue, Losses in an aggregate stated amount arising from such Claim (which amount may be an estimated amount or may be the amount of Losses claimed by a Third Party in a Third Party Claim based on alleged facts, which if true, would give rise to Liability for Losses under this Article VIII); and (ii) a brief description, in reasonable detail, of the facts, circumstances or events giving rise to the alleged Losses based on the Notifying Party’s good faith belief thereof, including the identity of any Third Party claimant and copies of any formal demand or complaint, the amount of Losses (to the extent known, and if not known, an estimated amount), or the basis for such Loss incurred or reasonably expected to be incurred, and the specific nature of the breach to which such item is related. In addition, within ninety (90) days after the final resolution of any Third Party Claim which had been previously described in a Notice of Claim, by final judgment, court order, written settlement agreement, binding arbitration order or otherwise, the Notifying Party shall deliver to the Indemnifying Party a new Notice of Claim setting forth a description of the final resolution of such Third Party Claim in reasonable detail. Such new Notice of Claim shall replace the prior Notice of Claim and shall include an accounting of the total amount of Losses the Indemnified Party actually incurred in connection with such Third Party Claim, along with all documentation reasonably requested by the Indemnifying Party related to the final resolution of such Third Party Claim, including any final judgment, settlement agreement, arbitration order, court order or otherwise (as applicable).
          (c) Any Claims (other than any Claim made under Section 8.2(a)(i) or Section 8.2(b)(i)) for indemnification under Article VIII shall not be subject to the Survival Period and shall be set forth in a Notice of Claim and delivered promptly to the Indemnifying Party after the Notifying Party has received written notice thereof; provided, however, that the failure to so deliver the Notice of Claim promptly to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement with respect to such Claims except to the extent the Indemnifying Party has been materially prejudiced by such failure.
          (d) Each Notice of Claim delivered pursuant to Section 8.3(a) shall be resolved as follows:
               (i) Uncontested Claims. If, within forty-five (45) days after a Notice of Claim is received by the Indemnifying Party, the Indemnifying Party does not contest such Notice of Claim in writing to the Notifying Party as provided in Section 8.3(d)(ii), the

Indemnifying Party shall be conclusively deemed to have consented to the validity of such Claim and the Indemnified Party shall be entitled to recover the full amount of Losses (subject to the limitations and procedures contained in this Article VIII) specified in the Notice of Claim in accordance with this Article VIII.
               (ii) Contested Claims. If the Indemnifying Party gives the Notifying Party written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the forty-five (45) day period specified in Section 8.3(d)(i), then such Contested Claim shall be resolved as follows: (A) the parties shall negotiate in good faith for a period of ninety (90) days following the date on which the Indemnifying Party provides written notice of such Contested Claim (the “Negotiation Period”) to reach a written settlement agreement executed by Seller, Purchaser, the Indemnifying Party and/or the Indemnified Party (as applicable) regarding the final and binding settlement of the matters described in the Notice of Claim or (B) in the absence of such a written settlement agreement executed within the Negotiation Period, either the Indemnifying Party or the Notifying Party may initiate binding arbitration procedures in accordance with the terms and provisions of Section 9.6.
          (e) Notwithstanding anything to the contrary herein (other than Section 8.3(f)), the Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Notifying Party within forty-five (45) days of receipt of a Notice of Claim delivered pursuant to Section 8.3(a) that includes notice of the commencement of any Third Party Claim, to assume the defense and control the settlement or other resolution of such Third Party Claim (with counsel reasonably acceptable to the Indemnified Party) if (i) such Third Party Claim involves (and continues to involve) solely money damages, (ii) the Indemnifying Party demonstrates to the reasonable satisfaction of the Indemnified Party that the Indemnifying Party has sufficient resources to fully indemnify the Indemnified Party for all of the monetary damages sought by the Third Party in such Third Party Claim should the Indemnifying Party’s defense be unsuccessful and has engaged counsel reasonably satisfactory to the Indemnified Party in connection with the defense or settlement of such Third Party Claim and (iii) the Indemnifying Party conducts (and continues to conduct) the defense or settlement of such Third Party Claim diligently and in good faith. Failure by the Indemnifying Party to so notify the Indemnified Party within such forty-five (45) day period shall be deemed a waiver by the Indemnifying Party of its right to assume the defense or control of such Third Party Claim. If the Indemnifying Party does not assume the defense and control the settlement or other resolution of such Third Party Claim (or is deemed to have waived such right pursuant to the immediately preceding paragraph) or if any of the conditions for the assumption of the defense and control of the settlement set forth in clauses (i) through (iii) of this Section 8.3(e) cease to be satisfied, the Indemnified Party shall have right to promptly assume the defense and control the settlement or other resolution of such Third Party Claim.
          (f) Notwithstanding anything to the contrary herein, in the event any Seller Indemnified Party is named or served in any Action, or threatened to be named or served in any Action, in each case, which may result in a Third Party Claim that may be indemnifiable pursuant to Section 8.2(b), Seller (or its designee), in its sole and absolute discretion, shall have the right, but not the obligation, exercisable by written notice to Purchaser, to assume the defense and control the settlement or other resolution of such Action or Third Party Claim. For the avoidance of doubt, all Losses incurred by all Seller Indemnified Parties in connection with the defense and control of the settlement or other resolution of such Action or Third Party Claim shall be indemnifiable pursuant to Section 8.2(b). In the event Seller (or its designee) does not assume the defense and control the settlement or other resolution of a Third Party Claim pursuant to this Section 8.3(f), the procedures set forth in Section 8.3(e) shall apply to the defense and settlement of such Third Party Claim.
          (g) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim that the other is defending, as provided in this Agreement.
          (h) The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Section 8.3, shall not consent or agree to a compromise or settlement of, or the entry of any judgment arising from, any such Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld) unless such settlement or judgment (i) relates solely to monetary damages in an aggregate amount in which the Indemnifying Party has the resources to promptly indemnify the Indemnified Party under this Agreement and (ii) provides a complete, irrevocable and unconditional written release by the Third Party of the Indemnified Party.
          (i) Whether or not the Indemnifying Party chooses to assume the defense and control the settlement or other resolution of any Third Party Claim, both Parties hereto shall cooperate in the defense or control thereof, including entering into any joint defense agreements, and shall furnish such documents, records, information, testimony (oral or written) or evidence, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith, and any disputes that may arise between or among the Indemnifying Party and the Indemnified Party with respect to any Third Party Claim shall be resolved in accordance with Section 8.3(d) and by binding arbitration in accordance with the terms and provisions of Section 9.6. Purchaser agrees to fully cooperate with Seller and/or its Affiliates, upon its or their request, in any Specified Litigation Matter. Purchaser acknowledges and agrees that any indemnification of any Purchaser Indemnified Party pursuant to Section 8.2(a) is expressly conditioned upon Purchaser’s full cooperation with Seller in accordance with this Section 8.3(i).
          (j) In the event an Indemnified Party becomes entitled to indemnification for a Loss pursuant to the procedures and other terms set forth in this Article VIII, the Indemnifying Party shall pay or cause to be paid to the Indemnified Party the amount of such Loss by cash wire transfer in immediately available funds to a bank account designated by the Indemnified Party within thirty (30) days after the final determination that such Loss is indemnifiable pursuant to and subject to the limitations and procedures set forth in this Article VIII.
ARTICLE IX
MISCELLANEOUS PROVISIONS
     Section 9.1 Notices. All notices, deliveries and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, by electronic mail or by globally recognized express delivery service to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of electronic mail, upon written confirmation of receipt (including by electronic mail), and (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.
If to Seller, to:

Atmel Rousset S.A.S.
c/o Atmel Corporation
2325 Orchard Parkway
San Jose, California 95131, USA
Attn: Legal Department
E-mail: patrick.reutens@atmel.com
nancy.yamaguchi@atmel.com
     With copies (which shall not constitute notice pursuant to this Section 9.1) to:
Fried, Frank, Harris, Shriver & Jacobson LLP
65-67, Avenue des Champs Elysées
75008 Paris, France
Attn: David Chijner
E-mail: david.chijner@friedfrank.com
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn: David L. Shaw
E-mail: david.shaw@friedfrank.com
     If to Purchaser, to:
LFoundry GmbH
Jenaer Straße 1
84034 Landshut, Germany
Attn: Chief Financial Officer
E-mail: hans-martin.dudenhausen@lfoundry.com
     With a copy (which shall not constitute notice pursuant to this Section 9.1) to:
RAe Dr. Roth & Kollegen
Gewürzmühlstr. 5
80538 München, Germany
Attn: Dr. Kristian Horn
E-mail: horn@copyroth.de

     Section 9.2 Expenses. Except as otherwise provided in this Agreement, each Party to this Agreement will bear all the fees, costs and expenses that are incurred by it in connection with the transactions contemplated hereby or in the Ancillary Agreements, whether or not such transactions are consummated.
     Section 9.3 Entire Agreement. The agreement of the Parties, which consists of this Agreement, the Ancillary Agreements, the Schedules, Exhibits and attachments hereto and thereto and the Confidentiality Agreement sets forth the entire agreement and understanding between the Parties and supersedes any prior or contemporaneous agreement or understanding, written or oral, relating to the subject matter of this Agreement or the Ancillary Agreements.
     Section 9.4 Assignment; Binding Effect; Severability. This Agreement may not be assigned by any Party hereto without the other Party’s written consent; provided, however, that, following the Closing, a Party may assign its rights and obligations hereunder without the other Party’s written consent, to one or more of its Affiliates or a purchaser or acquirer of all or substantially all of the business or assets of such Party, whether by merger, reorganization, consolidation, amalgamation, sale of stock or assets, but any such assignment will not relieve such Party of any of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each Party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either Party, in which event the Parties shall use commercially reasonable efforts to arrive at an accommodation that best preserves for the Parties the benefits and obligations of the offending provision.
     Section 9.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.
     Section 9.6 Dispute Resolution and Venue. In the event of any dispute, claim or controversy arising out of or in connection with this Agreement or the Ancillary Agreements, or related to any matter that is the subject of this Agreement or the Ancillary Agreements, the party bringing such dispute shall provide a written notice to the other party or parties describing such dispute in reasonable detail (the “Dispute Notice”). The Parties hereto agree to use commercially reasonable efforts to resolve the matters described in the Dispute Notice for a period of no less than ninety (90) days following the date of the Dispute Notice. Following such ninety (90) day period, any such dispute, claim or controversy arising out of or relating to this Agreement or the Ancillary Agreements (including any Claim) or the breach, termination, enforcement, interpretation or validity hereof or thereof, including any request for specific performance, claim based on contract, tort, statute or constitution or the determination of the scope or applicability of this agreement to arbitrate, will be determined by arbitration in the Borough of Manhattan, New York, New York before one arbitrator mutually selected by the Parties pursuant to Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”) of the Judicial Arbitration and Mediation

Services (“JAMS”) in effect at the time of such proceeding. The arbitration shall be administered by JAMS pursuant to the JAMS Rules, as modified in this Section 9.6, and shall be the sole remedy for any dispute, claim or controversy arising out of or relating to this Agreement or the Ancillary Agreements.
          (a) The arbitrator shall have the power to order hearings and meetings to be held in such place or places as he or she deems in the interests of reducing the total cost to the parties of the arbitration. The arbitrator shall be knowledgeable and experienced in the governing law and the semiconductor industry. The arbitration proceedings shall be conducted in English.
          (b) The arbitrator shall have the power to order any remedy, including monetary damages, specific performance and all other forms of legal and equitable relief, except that the arbitrator will not have the power to order punitive, consequential, exemplary, special or indirect damages (including any diminution in value or loss of revenue, profit or opportunity). The arbitrator may hear and rule on dispositive motions as part of the arbitration proceeding (e.g., motions for summary disposition).
          (c) Each party at the arbitration proceeding shall be entitled to the timely production by the other party of relevant, non-privileged documents or copies thereof. If the parties are unable to agree on the scope and/or timing of such document production, the arbitrator shall have the power, upon application of any party, to make all appropriate orders for the production of documents by any other party.
          (d) Before the arbitrator establishes the facts of the case, each party shall be entitled to examine witnesses by deposition to provide non-privileged testimony that is relevant to the controversies, claims or disputes at issue. If the parties are unable to agree on the propriety, scope or timing of a deposition, the arbitrator, upon the application of any party, may make all appropriate orders in connection with a proposed deposition.
          (e) The arbitrator’s fees and the administrative expenses of the arbitration will be paid equally by the parties. Each party to the arbitration will pay its own costs and expenses (including attorney’s fees) in connection with the arbitration.
          (f) The award rendered by the arbitrator will be executory, final and binding on the parties. The award rendered by the arbitrator may be entered into any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Such court proceeding will disclose only the minimum amount of information concerning the arbitration as is required to obtain such acceptance or order.
          (g) Except as required by Law, neither party may disclose the existence, contents or results of an arbitration brought in accordance with this Agreement, or the evidence produced by its opposing parties, or any analyses or summaries derived from such evidence.
          (h) Each Party hereby agrees that in connection with any such action process may be served in the same manner as notices may be delivered under Section 9.1 and irrevocably waives any defenses it may have to service in such manner.

          (i) Each Party hereby agrees that neither this Agreement nor any of the Ancillary Agreements preclude the parties from seeking provisional remedies in aid of arbitration from or enforcement of the arbitrator’s decision in (i) the Federal or Superior Courts located in Borough of Manhattan, New York, New York; or (ii) the United States District Court for the Southern District of New York. For the purposes of this subparagraph, each of the Parties hereto consents to submit itself to the personal jurisdiction of the courts described in the first sentence of this subparagraph, agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other application, agrees that it will not bring any Action arising out of or in connection with this Agreement or the Ancillary Agreements or any of the transactions contemplated hereby or thereby, or related to any matter that is the subject of this Agreement or the Ancillary Agreements, in any other court, agrees that it will not assert as a defense that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or the Ancillary Agreements may not be enforced in or by such courts, and agrees that mailing of process or other papers in connection with any such Actions in the manner provided in Section 9.1 or in such other manner as may be permitted by Law will be valid and sufficient service thereof.
     Section 9.7 Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.
     Section 9.8 No Punitive Damages. Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to any other party referred to herein for any indirect, special, punitive, exemplary or consequential loss or damage (including any diminution in value or loss of revenue, profit or opportunity) arising out of this Agreement or the transaction contemplated hereunder or leading up to the Closing; provided, however, that the foregoing (a) shall not be construed to preclude recovery by the Indemnified Party pursuant to Article VIII in respect of damages awarded in a trial, arbitration or settlement of a Third Party Claim or Losses incurred or suffered by any Indemnified Party to the extent arising out of or resulting from Specified Litigation Matters in Section 8.2(a)(iii) or Sections 8.2(b)(i) through (iv) and (b) shall not apply to any remedies under applicable Law for fraud.
     Section 9.9 Public Announcement. Before Seller begins to inform and consult with its works council, Seller and Purchaser shall prepare a mutually agreeable press release announcing the transaction contemplated hereby. Except for such press release, neither Seller nor Purchaser (nor any of their respective Affiliates) shall, without the approval of the other, make any press release, media or investor communication or other public announcement concerning the existence of this Agreement or any of the Ancillary Agreements or the terms of the transactions contemplated by this Agreement or any of the Ancillary Agreements, except as and to the extent that any such Party shall be so obligated by Law, in which case the other Party shall be advised and the Parties shall use their commercially reasonable efforts to cause a mutually agreeable release, communication or announcement to be issued; provided, however, that the foregoing shall not apply to communications or disclosures Seller or its Affiliates reasonably believes may be necessary to comply with Accounting Rules, stock exchange or market rules or securities or labor Law disclosure obligations.
     Section 9.10 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties hereto and their respective successors or assigns any rights (including Third Party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or the Ancillary Agreements (except for Indemnified Parties as provided in Article VIII), or (b) constitute the Parties hereto as partners or as participants in a joint venture. This Agreement shall not provide Third Parties with any remedy, claim, Liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement or the Ancillary Agreements (except for Indemnified Parties as provided in Article VIII). Nothing in this Agreement or the Ancillary Agreements shall be construed as giving to any Employee, or any other individual, any right or entitlement under any benefit plan, policy, collective bargaining agreement, works council minutes, other agreement or procedure maintained by Seller, the Company or Purchaser or those to which any of them are subject. No Third Party shall have any right, independent of any right that exists irrespective of this Agreement or the Ancillary Agreements, under or granted by this Agreement or the Ancillary Agreements, to bring any Action at law or equity for any matter governed by or subject to the provisions of this Agreement or the Ancillary Agreements (except for Indemnified Parties as provided in Article VIII).
     Section 9.11 Transfer Taxes; Recording and Filing Fees.
          (a) Notwithstanding anything to the contrary in this Agreement, Purchaser shall be solely responsible for any and all applicable sales, use, value-added, transfer or similar Taxes that may be imposed, assessed or payable by reason of the operation or as a result of the consummation of the transactions contemplated by this Agreement and/or any sale, transfer, lease, rental, license, or assignment contemplated hereby (collectively, “Transfer Taxes”), either directly, or, by way of reimbursement to Seller of the payment of such Transfer Taxes if the payment thereof is claimed by the relevant French tax authorities from Seller and not from Purchaser. Transfer Taxes shall not include Seller’s net income and capital gains Taxes or franchise or other Taxes based on Seller’s net income.
          (b) Purchaser will effect all mandatory filings in connection with the registration of this Agreement with the appropriate French tax office, and will pay all registration Taxes required to be paid in connection with such filings.
     Section 9.12 Waiver of Agreement. Any term or condition hereof may be waived at any time prior to the Closing by the Party bound by the waiver; provided, however, that such waiver shall be evidenced by a written instrument duly executed on behalf of such Party by its duly authorized representative. The failure of either Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     Section 9.13 Amendment of Agreement. This Agreement may be amended with respect to any provision contained herein at any time prior to the Closing by a written instrument duly executed on behalf of each Party by its duly authorized representative.
     Section 9.14 Execution in Counterparts. This Agreement may be executed and delivered in any number of counterparts, including delivery by facsimile transmission or electronic copies in Adobe PDF or similar picture format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 9.15 Interpretation. Except to the extent that the context otherwise requires:
          (a) when a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, Schedule or Recitals, such reference is to an Article, Section or Subsection of, an Exhibit or Schedule or the Recitals to, this Agreement unless otherwise indicated;
          (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
          (c) the words “include,” “includes” or “including” (or similar terms) are deemed to be followed by the words “without limitation”;
          (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (e) references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;
          (f) a reference to any Law or to any provision of any Law will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such Law;
          (g) if any action is to be taken by any Party pursuant to this Agreement on a day that is not a Business Day, such action will be taken on the next Business Day following such day;
          (h) references to a Person are also to its permitted successors and assigns;
          (i) unless indicated otherwise, mathematical calculations contemplated hereby will be made to the fifth decimal place, but payments will be rounded to the nearest whole euro;
          (j) the Parties participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision hereof; no prior draft of this

Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof;
          (k) the contents of the Disclosure Schedule and the other schedules form an integral part of this Agreement and shall have as full effect as if they were incorporated in the body of this Agreement and any reference to “this Agreement” shall be deemed to include the schedules; and
          (l) no parol evidence will be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence.
ARTICLE X
TERMINATION, WAIVER AND AMENDMENT
     Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing by:
          (a) Mutual Consent. The mutual written consent of Purchaser and Seller;
          (b) Failure of Purchaser Condition. Purchaser, upon written notice to Seller, if any of the conditions to the Closing set forth in Section 7.2 shall have become incapable of fulfillment and shall not have been waived in writing by Purchaser; provided, however, that, with respect to the conditions set forth in Sections 7.2(a) or 7.2(b), such condition shall be deemed incapable of being fulfilled in the event that Seller has had an opportunity to cure for a period of thirty (30) days after written notice of breach; and provided, further, that no cure period shall be required for a breach which by its nature cannot be cured;
          (c) Failure of Seller Condition. Seller, upon written notice to Purchaser, if any of the conditions to the Closing set forth in Section 7.3 shall have become incapable of fulfillment and shall not have been waived in writing by Seller; provided, however, that, with respect to the conditions set forth in Sections 7.3(a) or 7.3(b), such condition shall be deemed incapable of being fulfilled in the event that Purchaser has had an opportunity to cure for a period of thirty (30) days after written notice of breach; and provided, further, that no cure period shall be required for a breach which by its nature cannot be cured;
          (d) Court or Administrative Order. Purchaser or Seller, upon written notice to the other, if (i) there shall be in effect a final, non-appealable order of a Governmental Authority of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby or (ii) if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; and
          (e) Delay. Purchaser or Seller, upon written notice to the other, if the Closing shall not have occurred by one hundred eighty (180) days after the Incorporation Date;

provided, however, that the Party seeking termination pursuant to clause (b), (c) or (e) is not then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.
     Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no further force or effect without any Liability on the part of any Party, its Affiliates or their respective directors, officers, employees or stockholders, except for the obligations of the Parties under Article IX, this Section 10.2 and the Confidentiality Agreement in accordance with the terms thereof; provided, however, that notwithstanding anything in this Agreement to the contrary, neither Seller nor Purchaser shall be relieved or released from any Liabilities or damages arising out of its intentional breach of any of the representations or warranties set forth in this Agreement or of any covenant or agreement set forth in this Agreement prior to such termination.
[Signature pages follow]

     IN WITNESS WHEREOF, each Party has caused this Stock Purchase Agreement to be duly executed on its behalf by its duly authorized representative as of the date of the last signature set forth below.

SELLER: ATMEL ROUSSET S.A.S.
Date: March 4, 2010	By:	/s/ Walt Lifsey
		Name:	Walt Lifsey
		Title:	EVP, WW Operations

PURCHASER: LFOUNDRY GMBH
Date: December 11th, 2009	By:	M. Lehnert
		Name:	Michael Lehnert
		Title:	CEO

[Signature Page to Stock Purchase Agreement]

Exhibit A
Certain Defined Terms
     As used in this Agreement (including this Exhibit A), the following terms have the following meanings:
     “Accounting Rules” means generally accepted accounting principles of the jurisdiction where the applicable Party files its financial statements and accounts.
     “Action” means any legal action, claim, complaint, grievance, hearing, inquiry, litigation, mediation, proceeding, subpoena or suit, whether civil, criminal, administrative or judicial, whether at law or in equity, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or private arbitrator, works councils, unions, employee representatives, employee representative committees, or mediator (including Counseil des Prud’hommes).
     “Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.
     “Ancillary Agreements” means the Manufacturing Services Agreement, the Process Technology License Agreement, the IP Protection Agreement, the Transition Services Agreement, the FA Lab Services Agreement, the Lease Agreement, the IT Apps License Agreement, the Option and any other agreements as may be mutually agreed by the Parties in connection with the transactions contemplated this Agreement or any Ancillary Agreement.
     “Benefit Plan” means each pension plan, welfare plan and any other employment, bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock option, stock purchase, performance, retirement, savings, stock bonus, excess benefit, supplemental unemployment, paid time off, perquisite, fringe benefit, vacation, sick leave, severance, disability, death benefit, hospitalization, medical, dental, life insurance, welfare benefit or any other written plan, program or arrangement, in each case, maintained or contributed to, or required to be maintained or contributed to, for the benefit of any present or former employees of the Business, pursuant to company-wide collective bargaining agreements.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required by Law to be closed in New York, New York, or in France.
     “Confidentiality Agreement” means the confidentiality agreement between Seller or any of its Affiliates and Purchaser or any of its Affiliates dated as of February 19, 2009.
     “Confidential Information” means any non-public, proprietary information, regardless of the form in which it was or is created, stored, reproduced or disclosed, including Trade Secrets,

know-how, software, technical information, business information, financial information, marketing plans, business strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers’ applications and environments), market testing information, development plans, specifications, customer requirements, data, product and services roadmap information, strategic planning information and other non-public, proprietary information.
     “Contract” means any legally binding contract, purchase order or other written agreement.
     “Copyrights” means U.S. or French copyrights or equivalent rights anywhere in the world in works of authorship (including software) and maskwork rights, or equivalent rights anywhere in the world in semiconductor mask works.
     “Customer Masks” has the meaning set forth in the Manufacturing Services Agreement.
     “Due Diligence Information” means any information which could reasonably be expected to be apparent from a prima facie review of the following: (a) the documents and other information contained in the Virtual Data Room, (b) the documents and other information provided to Purchaser or its representatives and advisors during and pursuant to question and answer sessions, (c) the documents and other information provided to the Purchaser, its representatives and advisors in management presentations, on-site visits and other meetings, and (d) all of the documents that have been filed by Atmel Corporation with the United States Securities and Exchange Commission or the French Autorité des marchés financiers on or prior to the Closing Date.
     “Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, pledge, easement, charge or other security interest or matter affecting title.
     “Environmental Condition” means the presence of Hazardous Materials in the soil, subsoil, groundwater, surface aquifers, atmosphere, constructions, structures and/or amenities at the Property, as well as those which have direct and/or indirect consequences whatsoever on the neighboring properties of the Property.
     “Environmental Law” means any Law or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Without limiting the generality of the foregoing, “Environmental Law” includes, without limitation, (i) any ICPE authorization, (ii) any other administrative authorization requested or necessary for the operation of the Business with respect to health, safety and environmental matters, (iii) any Order delivered by any Governmental Authority with respect to any authorization described in clauses (i) and (ii) above, (iv) the Directive 2002/95/EC of the European Parliament and of the Council of 27 January 2003 on the restriction of the use of certain hazardous substances in electrical and electronic equipment, (v) the Directive 2002/96/EC of the European Parliament and of the council of 27 January 2003 on waste electrical and electronic equipment, (vi) Regulation (EC) No. 1907/2006 of the European Parliament and the Council of 18 December 2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals, and (vii) any other similar Laws in the U.S. and other jurisdictions. For purposes of this Agreement, “Hazardous Materials” means all emissions, gases, chemicals, pollutants, contaminants, wastes, toxic substances, dangerous substances such as asbestos, petroleum and petroleum products and any other substance that is currently regulated by any Environmental Law or that is otherwise a imminent threat of damage, a damage, a danger to health, reproduction or the environment, or which is reasonably likely to lead to, provoke, accelerate or increase the deterioration of the environment, including by modifying its physical, biological and bacteriological characteristics.
     “FA Lab Services Agreement” means the Failure Analysis Lab Services Agreement to be executed by the parties thereto on the Closing Date, which shall be on commercially reasonable terms mutually acceptable to the Parties.
     “Facility” means the wafer manufacturing facility located at Zone Industrielle, 13106 Rousset Cedex, France.
     “Fixed Assets” means all equipment, tools and other fixed assets exclusively used in the Business as listed on the Company’s books as of the Closing Date.
     “Governmental Authority” means any national, federal, state or local governmental, regulatory or administrative authority, agency or commission in a jurisdiction in which Seller, Purchaser, the Company and/or any of their respective Affiliates, as applicable, operate their respective businesses; any court, employment tribunal (including Counseil des Prud ‘Hommes) or self-regulatory organization tribunal; any judicial or arbitral body; or any instrumentality of any of the foregoing.
     “Indebtedness” means all indebtedness and obligations of Purchaser or its Subsidiaries (a) for borrowed money, (b) evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) under any interest rate, currency or other hedging agreement, (d) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property (e) under any performance bond or letter of credit, (f) for any other Person’s Indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise, and (g) for all accrued interest on any of the foregoing and for any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayments of such Indebtedness; provided, that Indebtedness shall not include (x) accounts payable to trade creditors, accrued expenses and deferred revenues arising in the ordinary course of business consistent with past practice, (y) the endorsement of negotiable instruments for collection in the ordinary course of business consistent with past practice, and (z) Indebtedness owing from Purchaser to any of its wholly-owned Subsidiaries or from any of the Subsidiaries of Purchaser to Purchaser.
     “Intellectual Property” means all rights arising under Law in or associated with Copyrights, Patents, Trademarks and Trade Secrets.

     “Inventory” means those assets of the Company comprising the Raw Materials, Spare Parts, and other items in inventory (other than finished goods) owned or held by the Company at the Closing.
     “IP Protection Agreement” means the IP Protection Agreement to be executed by the parties thereto on the Closing Date in the form of Exhibit D to the Agreement.
     “knowledge of Seller” or “to Seller’s knowledge” or similar words or phrases relating to awareness or knowledge of Seller means the actual knowledge of the President of the Company.
     “Law” means any national, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree of any country, territory, domestic or foreign state, prefecture, province, commonwealth, city, county, municipality, or of any Governmental Authority.
     “Liability” means any direct or indirect debt, liability or other obligation of any kind or character, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown.
     “Manufacturing Services Agreement” means the Manufacturing Services Agreement to be executed by the parties thereto on the Closing Date in the form of Exhibit B to the Agreement.
     “Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is, or is reasonably likely to be, either individually or when aggregated with all other changes, effects, events, occurrences or states of facts, materially adverse to (a) the business, condition (financial or other) or results of operations of the Business, or (b) Seller’s ability to consummate the transactions contemplated by this Agreement, in each case, other than any change, effect, event, occurrence or state of facts (i) resulting from conditions in the United States, foreign or international economies, banking or securities markets, (ii) resulting from conditions in the industry in which Seller operates the Business in general and not specifically relating to the Business, (iii) resulting from changes or developments in international, national, regional, state or local wholesale, retail, equipment or technology markets for any business similar to the Business, including those due to actions by competitors, (iv) resulting from the announcement or pendency of the transactions contemplated by this Agreement (including any action or inaction by any Governmental Authority or unions or other labor organizations, or the customers, suppliers, vendors, licensors, service providers, consortium partners, distributors, sales representatives, workers councils, employee representatives, employees or competitors of Seller or the Company) (v) any failure to meet any projections, budgets, plans or forecasts for any products, services or the Business, (vi) the undertaking, performance or observance of the obligations contemplated by this Agreement or the failure to take any action as a result of restrictions or other prohibitions set forth in this Agreement, (vii) changes in Accounting Rules or any Law, or (viii) resulting from any event or conditions that are beyond reasonable control, including, without limitation, any Act of God, war, strike or other labor unrest, civil disturbance, act of terrorism, or other interruption.
     “Net Balance” means the difference between the Specified Assets and the Specified Liabilities.

     “Order” means any decision, ruling, charge, order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.
     “Ordinary Course” means the ordinary course of business consistent with past custom and practice of Seller or the Company with regard to the Business.
     “Party” means Purchaser or Seller, as the case may be, and “Parties” means Purchaser and Seller.
     “Patents” means rights under all U.S. or French issued patents, patents issued under the laws of any other country or jurisdiction, and all applications for patents filed in the U.S., the EPO or in any other country or jurisdiction.
     “Permitted Encumbrances” means any (a) Encumbrances for Taxes, assessments and other charges by any Governmental Authority, (b) Encumbrances of landlords, carriers, warehousemen, mechanics or materialmen incurred in the Ordinary Course, (c) Encumbrances under capital or operating leases or other equipment leasing or financing arrangements, (d) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of statutory obligations, surety and appeal bonds or other similar obligations, and (e) any Encumbrance or minor imperfection in title or minor encroachments, in each case, for sums not yet due and payable or due but not delinquent or for sums being contested in good faith by appropriate proceedings, or that, individually or in the aggregate, have not had nor would reasonably be expected to have a Material Adverse Effect.
     “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any Governmental Authority.
     “Phase 1 Environmental Study” means the Environmental Phase I Due Diligence Report, dated December 7, 2009, issued by ERM France S.A.S. (ERM), an independent environmental engineering firm.
     “Phase 2 Environmental Study” means the Environmental Phase II Due Diligence Report, dated as of or shortly before the Closing Date, issued by ERM France S.A.S. (ERM), an independent environmental engineering firm.
     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period ending at the end of the Closing Date.
     “Process Technology License Agreement” means the Process Technology License Agreement to be executed by the parties thereto on the Closing Date in the form of Exhibit C to the Agreement.

     “Property” means title to the land underlying the Facility and the three buildings (B3, B4 and B5) and the parking spaces situated on such land, which land and buildings are described in Schedule 1 to this Agreement.
     “Purchaser” has the meaning set forth in the preamble.
     “Purchaser’s Disclosure Schedule” has the meaning set forth in Article V.
     “Raw Materials” means the inventory of all raw materials and other consumables exclusively used in the Business and owned by the Company, including, but not limited to, quartzware, targets, gases, chemicals and other supplies.
     “Return” means any return, declaration, report, statement, and any other document required to be filed in respect of any Tax.
     “Spare Parts” means the inventory of all spare parts exclusively used in the Business and owned by the Company.
     “Specified Assets” means the aggregate sum of the Fixed Assets, WIP and Inventory at the Closing.
     “Specified Employee Liabilities” means accrued vacation pay, French pension and other social obligations, employee-related taxes, pro-rated thirteen (13)-month withholding and other employee related liabilities and payments accrued with respect to the Employees.
     “Specified Liabilities” means the Specified Employee Liabilities at the Closing.
     “Straddle Period” means any Tax period that begins before and ends after the Closing Date.
     “Subsidiary” of any Person means any other Person in which an amount of voting securities, or other voting ownership or voting partnership interests sufficient to elect at least fifty percent (50%) of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of such Person) is owned directly or indirectly by such first Person.
     “Tax Liabilities” means trade Tax and other Tax liabilities attributed to the Business and accrued but not yet paid by the Company.
     “Taxes” means any tax (governmental or local), governmental fee or other like assessment or charge of any kind whatsoever (including any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, social security, use, ad valorem, value added, transfer, franchise, profits, license, withholding tax on amounts paid, payroll, employment, excise, registration, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax) together with any interest, penalty, addition to tax or additional amount due, imposed by any Governmental Authority (French or foreign) responsible for the imposition of any such tax.

     “Third Party” means any Person not an Affiliate of the other referenced Person or Persons.
     “Trade Secrets” means rights arising under Law in anything that would constitute a “trade secret” under applicable Law (i.e., “savoir faire protégé” (protected know-how under French Law), including inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know how, customer lists, software, technical information, business information and other Confidential Information.
     “Trademarks” means rights under or associated with trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration; equivalents and counterparts of any of the foregoing.
     “Transition Services Agreement” means the Transition Services Agreement to be executed by the parties thereto on the Closing Date, which shall be on commercially reasonable terms mutually acceptable to the Parties.
     “Virtual Data Room” means the electronic data room created for purposes of the transactions contemplated by the Agreement.
     “WIP” means those assets of the Business consisting of the unfinished silicon wafers that are works in progress.
Additional Defined Terms. Other terms defined are in the other parts of the Agreement indicated below:

“1933 Act”	5.7
“Accounting Referee”	1.3(d)
“Agreement”	Preamble
“Articles of Association”	3.3
“Business”	Recitals
“Business Balance Sheet”	3.6
“Cap”	8.2(e)
“Claim”	8.3(a)
“Class A Shares”	Recitals
“Class B Share”	Recitals
“Closing”	2.1
“Closing Date”	2.1
“Closing Date Net Balance”	1.3(b)
“Company”	Recitals
“Company Shares”	3.2(c)
“Contested Claim”	8.3(d)(ii)
“Deductible”	8.2(e)
“De Minimus Amount”	8.2(e)
“Disclosure Schedule”	Article III

“Dispute Notice”	9.6
“Dropdown”	Recitals
“Employees”	3.10(a)
“Estimated Closing Date Net Balance”	1.3(a)
“Expiration Date”	8.1
“Final Closing Date Net Balance”	1.3(d)
“GPEC Agreements”	6.8
“Incorporation Date”	6.14
“Indemnified Party”	8.2(c)
“Indemnifying Party”	8.2(c)
“Insurance Policies”	2.3(b)
“IT Apps License Agreement”	6.11(b)
“JAMS Rules”	9.6
“JAMS”	9.6
“Lease Agreement”	6.11(a)
“Losses”	8.2(a)
“Marked Assets”	6.5(a)
“Marks”	6.5(a)
“Materials”	5.12(a)
“Negotiation Period”	8.3(d)(ii)
“Notice of Claim”	8.3(b)
“Notifying Party”	8.3(a)
“Option”	6.11(c)
“Pre-Closing Tax Liabilities”	6.9(a)
“Purchaser”	Preamble
“Purchaser Capital Stock”	5.4(a)
“Purchaser Indemnified Party”	8.2(a)
“Purchaser Contribution”	6.9(d)
“Purchaser’s Returns”	6.9(b)
“Required Consents”	3.5(b)
“Seller Indemnified Party”	8.2(b)
“Seller’s Returns”	6.9(a)
“Seller”	Preamble
“Share Purchase Price”	1.1
“Shares”	Recitals
“Specified Litigation Matters”	8.2(a)
“Suppliers”	3.13
“Survival Period”	8.1
“Third Party Claim”	8.3(a)
“Transfer Taxes”	9.11(a)